Exhibit 99.1

Press Release
General Inquiries: (713) 783-8000 www.sanchezmidstream.com

Sanchez Midstream Partners Declares
Distribution on Common Units;

Announces Distribution on Class B Preferred Units

HOUSTON--(GLOBE NEWSWIRE)--Feb. 7, 2019--Sanchez Midstream Partners LP (NYSE American: SNMP) (“SNMP” or the “Partnership”) announced today that the board of directors of its general partner has declared a quarterly cash distribution on its common units of $0.15 per unit ($0.60 per unit annualized).

The board of directors of the general partner has also declared a distribution to the holders of its Class B preferred units of $0.28225 per Class B preferred unit.

The distributions are payable on Feb. 28, 2019 to holders of record on Feb. 20, 2019.

About the Partnership

Sanchez Midstream Partners LP (NYSE American: SNMP) is a growth-oriented publicly-traded limited partnership focused on the acquisition, development, ownership and operation of midstream and other energy related assets in North America.  The Partnership has ownership stakes in oil and natural gas gathering systems, natural gas pipelines and natural gas processing facilities, all located in the Western Eagle Ford in South Texas.

Additional Information

Additional information about SNMP can be found in the Partnership’s documents on file with the U.S. Securities and Exchange Commission (www.sec.gov) and in the “Investor Presentation” available on the Partnership’s website (www.sanchezmidstream.com).

This press release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b) and (d). Brokers and nominees are treated as withholding agents responsible for withholding distributions received by them on behalf of foreign investors and should treat one hundred percent (100.0%) of SNMP’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business.  Accordingly, SNMP’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Forward-Looking Statements

This press release contains statements that are considered forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934.  These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control.  All of these types of statements, other than statements of historical fact included in this press release, are forward-looking statements.  Actual results may differ materially from those anticipated or implied in the forward-looking statements.  The forward-looking statements speak only as of the date made, and other than as required by law, we do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

PARTNERSHIP CONTACT

Charles C. Ward

Chief Financial Officer

(877) 847-0009

ir@sanchezmidstream.com

-  2  -